Exhibit 99.2
AMENDMENT NO. 3
STARTEK, INC.
DIRECTORS’ STOCK OPTION PLAN
     This Amendment No. 3 is effective as of May 7, 2007 with respect to the Directors’ Stock Option Plan (the “Plan”) of StarTek, Inc. (the “Company”).
     The Board of Directors of the Company recommended and the stockholders of the Company approved on May 7, 2007 amendments to:
(a)	Section 5 of the Plan to provide that each Participant shall be automatically granted an Option to acquire 6,000 shares of Common Stock effective upon the date that a Participant is first elected as a Director and upon each date that the Participant is subsequently reelected as a Director at an annual meeting of the stockholders of the Company held each year after the Participant’s initial election as a Director, rather than an Option to acquire 3,000 shares of Common Stock as previously provided in the Plan; and

(b)	Section 4 of the Plan to increase the aggregate number of shares of Common Stock that may be issued under Options granted under the Plan from 140,000 to 152,000.
     All defined terms not otherwise defined herein shall have the meaning set forth in the Plan.
     The Plan is hereby amended as follows:
     1. Section 5 of the Plan is amended by deleting “3,000” in both places it appears and inserting in lieu thereof “6,000.”
     2. Section 4 of the Plan is amended by deleting “140,000” and inserting in lieu thereof “152,000.”
     Except as amended hereby, the Plan is unchanged and remains in full force and effect.